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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7075 Flying Cloud Drive Eden Prairie, Minnesota 55344

NOTICE OF 2002 REGULAR MEETING OF SHAREHOLDERS

Time:	2:00 p.m., Central Daylight Time, on Tuesday, June 25, 2002
Place:	The University of St. Thomas, Minneapolis Campus Thornton Auditorium 1000 LaSalle Avenue Minneapolis, Minnesota
Items of Business:	1.	To elect six Class 1 directors to serve on our Board of Directors for a term of two years.
	2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the current fiscal year.
	3.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you are a shareholder of record of Best Buy Co., Inc. as of the close of business on Friday, May 3, 2002.
Proxy Voting:	Your vote is important. You have the option to vote in one of three ways:
		1.	Visit the website shown on your proxy card to vote via the Internet,
		2.	Within the U.S. or Canada, call the toll-free telephone number shown on your proxy card, or
		3.	Mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

        Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Minneapolis, Minnesota June 5, 2002

PROXY STATEMENT

BEST BUY CO., INC.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344

Regular Meeting of Shareholders — June 25, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

        The Board of Directors (the "Board") and management of Best Buy Co., Inc. ("Best Buy") are asking you to return the enclosed proxy card. It is your ballot for voting on the items of business at the 2002 Regular Meeting of Shareholders (the "Meeting"). The items of business are discussed in this proxy statement and in the Notice of 2002 Regular Meeting of Shareholders.

        The Meeting will be held on Tuesday, June 25, 2002, at 2:00 p.m., Central Daylight Time, at The University of St. Thomas, Minneapolis Campus, Thornton Auditorium, 1000 LaSalle Avenue, Minneapolis, Minnesota. If for some reason the Meeting is rescheduled to a later date or time, your proxy will continue to be valid unless expressly canceled or changed.

        Your shares will be voted at the Meeting according to your proxy instructions. IF YOUR PROXY INSTRUCTIONS DO NOT SPECIFY HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ITEMS OF BUSINESS. These proxy solicitation materials are first being sent to shareholders on or about June 5, 2002.

        On April 12, 2002, our Board of Directors declared a three-for-two stock split payable on May 10, 2002, in the form of a stock dividend of one share for every two shares outstanding on April 26, 2002. Share numbers contained in this Proxy Statement have been adjusted to give effect to the three-for-two stock split.

        In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of the close of business on May 3, 2002. As of that date, there were 213,712,265 shares of Best Buy Common Stock outstanding (or 320,568,397 shares after giving effect to the three-for-two stock split). There are no other classes of capital stock outstanding.

        You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. Shareholders have the option to vote via the Internet, by telephone (within the U.S. or Canada) or by using the enclosed proxy card. If you want to vote using the Internet or by telephone, please read the instructions on the proxy card.

        The total number of votes cast by all shareholders either present at the Meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the Meeting. If you abstain from voting on any item of business, you will have no effect on that vote, but your shares will be considered to be represented at the Meeting. In the same way, broker "non-votes" (proxies returned by brokers who do not have permission to vote those shares) count toward having enough shares represented to conduct the Meeting. However, those shares will not affect the vote on the Meeting's items of business.

        If you want to cancel or change your vote after casting it, you can do any of the following at any time prior to the Meeting: (i) you can deliver a written notice of cancellation to our principal office; (ii) you can fill out and mail another proxy card to us with a later date; (iii) if you voted using the Internet, you can log on to the website again and follow the prompts; or (iv) if you voted by telephone, you can call the toll-free number again and follow the instructions. Otherwise, you can attend the Meeting and vote in person.

        We pay all of the costs of sending out proxy materials and encouraging shareholders to vote. Our directors, officers and regular employees may use mail, Internet, telephone and personal calls to encourage shareholders to vote. They do not, however, receive additional compensation for soliciting shareholder proxies. We will request that brokerage houses, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the New York Stock Exchange ("NYSE") schedule of charges.

        We are pleased to offer shareholders the choice to receive annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. This will save us the costs of printing and mailing these materials. The fiscal 2002 annual report and proxy materials are being mailed to all shareholders who have not already elected to receive these materials electronically. If you would like to receive these materials electronically in the future, you may enroll after determining whether your shares are registered in your name or in the name of your brokerage firm or bank. Shareholders whose shares are registered directly in their name can enroll at the website www.proxyvote.com to receive these materials electronically in the future. Shareholders whose shares are held in street name by a broker or bank also may be eligible to participate, depending on whether their broker or bank offers electronic delivery. Generally, brokers and banks offering this choice require that the shareholders vote through the Internet in order to enroll. Street name shareholders who are not given the opportunity to enroll should contact their broker or bank and ask about the availability of electronic delivery. As with all Internet usage, the user must pay all access fees and telephone charges. You may view an electronic version of this year's proxy material at www.BestBuy.com by selecting the "Investor Relations" link. The proxy materials will be posted on the "Financials" page.

ELECTION OF DIRECTORS

Generally

        Our By-laws provide that the Board will consist of eleven directors, six of whom are Class 1 directors and five of whom are Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years. At the Meeting, shareholders will be asked to re-elect all Class 1 directors.

        Management and the Board recommend that shareholders re-elect Bradbury H. Anderson, Kathy J. Higgins Victor, Allen U. Lenzmeier, Mark C. Thompson, Frank D. Trestman and James C. Wetherbe as Class 1 directors. If elected, they will hold office until the election of directors at the 2004 Regular Meeting of Shareholders. All of the nominees are currently members of the Board. The length of time each director has served on the Board is provided in the information about the nominees and directors on pages 9 and 10.

        The Board held five regular meetings and one special meeting during the fiscal year ended March 2, 2002. Each incumbent director attended, in person or by phone, at least 75% of the meetings of both the Board and Board committees on which he or she served.

        There are no family relationships among the nominees or between any nominee and any of our other directors.

        The five standing committees of the Board have responsibilities as follows:

        Audit    –    The purpose of this committee is to provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and investment community. Specifically, this committee provides oversight relating to: financial statements and financial reporting processes; systems of internal accounting, financial and operational controls; internal audit function; annual independent audit of our financial statements; and ethics program, including our Code of Ethical Business Conduct. This committee meets with management, internal audit staff and the independent auditor quarterly. In addition, this committee conducts quarterly conference calls with management and the independent auditor prior to our earnings release to discuss the results of the auditor's quarterly reviews and fiscal year-end audit.

        Compensation and Human Resources    –    The purpose of this committee is to periodically review and evaluate our compensation, stock option, stock award and benefit plans, and make recommendations to the Board regarding any changes to these plans. This committee also reviews our practices and policies for the recruitment, hiring, development and promotion of employees generally, and officers specifically. This committee has been authorized by the Board to appoint senior vice president level officers and to approve director and executive compensation, stock option grants, stock awards and amendments to stock option and stock award plans without full Board approval.

        Finance and Investment Policy    –    The purpose of this committee is to assist management in developing financial policies that will enable us to achieve our long-range goals. This committee reviews the investment policies of our benefit plans. It also has responsibility for setting overall guidelines for our leases, real estate holdings, business insurance coverages and certain investment strategies.

        Long-Range and Strategic Planning    –    The purpose of this committee is to work with management to develop long-range plans for Best Buy. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines and expanding into new markets. This committee also reviews our long-term financial objectives and long-term development concepts.

        Nominating and Public Policy    –    The purpose of this committee is to identify and present qualified individuals for election and re-election to the Board and to monitor the participation of directors. This committee does not intend to consider shareholder nominations to fill director positions. This committee also reviews company policies and programs that will help management and the Board run a business that is sensitive to significant public policy issues.

        The following table shows the date each committee was established and the names of the directors serving on each committee as of March 2, 2002.

Committee	Date Established	Number of Meetings During Last Fiscal Year	Members
Audit	June 1, 1984	7	Frank D. Trestman* Robert T. Blanchard Mark C. Thompson Hatim A. Tyabji
Compensation and Human Resources	February 13, 1997	5	Frank D. Trestman* Kathy J. Higgins Victor James C. Wetherbe
Finance and Investment Policy	February 13, 1997	2	Elliot S. Kaplan* Robert T. Blanchard Jack W. Eugster Allen U. Lenzmeier

Committee	Date Established	Number of Meetings During Last Fiscal Year	Members
Long-Range and Strategic Planning	February 13, 1997	1	James C. Wetherbe* Bradbury H. Anderson Elliot S. Kaplan Richard M. Schulze Hatim A. Tyabji
Nominating and Public Policy	February 13, 1997	2	Elliot S. Kaplan* Bradbury H. Anderson Kathy J. Higgins Victor Richard M. Schulze Mark C. Thompson

*
Committee Chairperson

Voting Information

        You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT AND APPROVE THE ELECTION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve, the Proxy Agents named in the proxy will vote for an alternative person recommended by the Board. Our Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information about the number of shares of Best Buy Common Stock beneficially owned as of March 31, 2002, by the Chief Executive Officer and each of the next four most highly compensated executive officers during the most recent fiscal year. The table provides similar information on each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name	Age	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Richard M. Schulze Founder, Chairman, Chief Executive Officer and Director	61	53,303,274	(1)	16.63%
Bradbury H. Anderson Vice Chairman and Director	52	3,206,710	(2)	1.00%
Allen U. Lenzmeier President, Chief Operating Officer and Director	58	1,799,745	(3)	*
Wade R. Fenn (4) Former President of Entertainment and Strategic Business Development	43	950,367	(5)	*
Kevin P. Freeland President, Musicland Stores Corporation	44	254,063	(6)	*
Robert T. Blanchard Director	57	22,500	(7)	*
Jack W. Eugster Director	56	211,472	(8)	*
Kathy J. Higgins Victor Director	45	22,500	(9)	*
Elliot S. Kaplan Secretary and Director	65	354,912	(10)	*
Mark C. Thompson Director	44	15,000	(11)	*

Name	Age	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Frank D. Trestman Director	67	364,350	(12)	*
Hatim A. Tyabji Director	57	37,500	(13)	*
James C. Wetherbe Director	53	48,636	(14)	*
All directors and executive officers, as a group (20 individuals)	—	61,648,495	(15)	18.99%
FMR Corp 82 Devonshire Street Boston, MA 02109	—	31,968,557	(16)	10.01%

*	Less than 1%.
(1)
The figure includes (a) 480,000 outstanding shares owned by Mr. Schulze; (b) 50,659,666 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (c) 690 outstanding shares held in Mr. Schulze's individual retirement account; (d) 684 outstanding shares held in an individual retirement account of Mr. Schulze's late wife; (e) 888,612 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust Agreement dated June 14, 2001 (the "Trust"); (f) 45,872 outstanding shares registered in the name of American Express Trust Company (the "Trustee"), and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Schulze; and (g) options to purchase 1,227,750 shares, which he can exercise within 60 days.
(2)
The figure represents (a) 1,851,670 outstanding shares owned by Mr. Anderson; (b) 7,590 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Anderson; (c) 1,200 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); and (d) options to purchase 1,346,250 shares, which he can exercise within 60 days.
(3)	The figure represents (a) 1,243,807 outstanding shares owned by Mr. Lenzmeier; and (b) options to purchase 555,938 shares, which he can exercise within 60 days.
(4)	Mr. Fenn resigned as President of Entertainment and Strategic Business Development and terminated employment with Best Buy effective on May 1, 2002.

(5)
The figure represents (a) 340,204 outstanding shares owned by Mr. Fenn; (b) 50,064 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Fenn; (c) 4,980 outstanding shares held in Mr. Fenn's wife's individual retirement account; (d) 1,056 outstanding shares registered in the name of Mr. Fenn as trustee of a trust for the benefit of his son (Mr. Fenn has disclaimed beneficial ownership of these shares); and (e) options to purchase 554,063 shares, which he can exercise until May 30, 2002.
(6)	The figure represents (a) 5,625 outstanding shares owned by Mr. Freeland; and (b) options to purchase 248,438 shares, which he can exercise within 60 days.
(7)	The figure represents Mr. Blanchard's options to purchase 22,500 shares, which he can exercise within 60 days.
(8)	The figure represents (a) 1,500 outstanding shares owned by Mr. Eugster; and (b) options to purchase 209,972 shares, which he can exercise within 60 days.
(9)	The figure represents Ms. Higgins Victor's options to purchase 22,500 shares, which she can exercise within 60 days.
(10)	The figure represents (a) 242,412 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 112,500 shares, which he can exercise within 60 days.
(11)	The figure represents Mr. Thompson's options to purchase 15,000 shares, which he can exercise within 60 days.
(12)
The figure represents (a) 143,850 outstanding shares owned by Mr. Trestman; (b) 108,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 112,500 shares, which he can exercise within 60 days.
(13)	The figure represents Mr. Tyabji's options to purchase 37,500 shares, which he can exercise within 60 days.
(14)
The figure represents (a) 3,636 outstanding shares held by Dr. Wetherbe's wife as custodian for the benefit of his children (Dr. Wetherbe has disclaimed beneficial ownership of these shares); (b) 22,500 outstanding shares registered in the name of Dr. Wetherbe's wife as trustee of a revocable family trust; and (c) options to purchase 22,500 shares, which he can exercise within 60 days.
(15)
The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 232,288 outstanding shares owned by other executive officers; (c) options granted to other executive officers to purchase 807,239 shares, which they can exercise within 60 days; (d) 15,299 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of certain other executive officers; and (e) 2,640 outstanding shares held by family members of other executive officers.
(16)	As reported on the owner's Schedule 13G that reported beneficial ownership as of December 31, 2001.

Nominees and Directors

Nominees for Class 1 Directors

        Bradbury H. Anderson has been a director since August 1986. Effective June 30, 2002, Mr. Anderson will assume the responsibility of Chief Executive Officer. He is currently Best Buy's Vice Chairman, having previously served as President and Chief Operating Officer since April 1991. Mr. Anderson has been employed in various capacities with us since 1973.

        Kathy J. Higgins Victor has been a director since November 1999. She is the founder and president of Centera Corporation, an executive development and coaching firm in Minneapolis, Minnesota. Ms. Higgins Victor was formerly the senior vice president of human resources at Northwest Airlines, Inc., and has held senior executive positions at The Pillsbury Company and Burger King Corporation.

        Allen U. Lenzmeier has been a director since February 2001. In March 2002, Mr. Lenzmeier was named Best Buy's President and Chief Operating Officer. Mr. Lenzmeier joined us in 1984 as Vice President of Finance and Operations. He was named Senior Vice President in 1986, promoted to Chief Financial Officer and Executive Vice President in 1991, and then promoted to President of Best Buy Retail Stores in 2001. He is a national trustee for the Boys and Girls Clubs of the Twin Cities and serves on the Business Advisory Council at Minnesota State University.

        Mark C. Thompson has been a director since March 2000. Mr. Thompson is chairman of Integration Technology, a semiconductor company. He was formerly executive producer and senior vice president of The Charles Schwab Corporation. He is a director of Korn Ferry International, Interwoven, Inc. and Rioport, Inc. He also has been a member of the U.S. Securities and Exchange Commission Consumer Advisory Council.

        Frank D. Trestman has been a director since December 1984. He is president of Trestman Enterprises, an investment and business development firm, and chairman of The Avalon Group, a real estate development company. He had been a consultant to McKesson Corporation and is the former chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. Mr. Trestman is also a director of Insignia Systems, Inc. and Metris Companies.

        James C. Wetherbe, Ph.D., has been a director since July 1993. Since 2000, he has been the Stevenson professor of Information Technology at Texas Tech University. He was a professor of management information systems at the University of Minnesota from 1980 until 2000 and the Federal Express professor and director of the FedEx Center for Cycle Time Research at the University of Memphis from 1993 until 2000. He is a leading consultant and lecturer on information technology and the author of 20 books and more than 200 articles in the field of management and information systems.

Class 2 Directors—Terms Expire in 2003

        Robert T. Blanchard has been a director since September 1999. Mr. Blanchard is currently the president of Strategic & Marketing Services, a consulting company. He was formerly the president of the North American Beauty Care Sector of The Procter & Gamble Company. He serves as a director of Bandag, Inc. and Signet Group, PLC. In addition, he serves as chairman of the Board of Executive Advisors to Xavier University's College of Business.

        Jack W. Eugster has been a director since February 2001. Mr. Eugster is the former chairman of the board, president and chief executive officer of Musicland Stores Corporation ("Musicland"). Mr. Eugster is a director of Donaldson Company, Inc. and a director and chairman of the board for ShopKo Stores, Inc. He is also a director and past president of the National Association of Recording Merchandisers and a past chairman of the Country Music Association. Mr. Eugster is a trustee of Carleton College and the Walker Art Center and is a member of the Board of Overseers at the Carlson School of Business at the University of Minnesota.

        Elliot S. Kaplan has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our outside general counsel. Mr. Kaplan is also a director of infoUSA, Inc.

        Richard M. Schulze is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board and Chief Executive Officer. Effective June 30, 2002, Mr. Schulze will relinquish the duties of Chief Executive Officer while continuing to serve as Chairman of the Board. Mr. Schulze is also a trustee of the University of St. Thomas, a member of the Board of Overseers at the Carlson School of Management at the University of Minnesota and a director of Twin Cities Public Television, Inc.

        Hatim A. Tyabji has been a director since April 1998. Since July 2001, Mr. Tyabji has been executive chairman of Bytemobile, a wireless internet infrastructure provider. From 1998 to 2000, Mr. Tyabji served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services. From 1986 until 1998, Mr. Tyabji served as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc. Mr. Tyabji is also a chairman of DataCard Group, a director of SmartDisk, Inc. and eFunds Corporation and a Trustee of the Carnegie Institute.

Certain Transactions

        We lease two of our Best Buy stores from Mr. Schulze and one of our Best Buy stores from a partnership in which he is a partner (the "Partnership"). Aggregate rents paid and accrued by us to Mr. Schulze and the Partnership during the fiscal year ended March 2, 2002, were approximately $1,366,000. Two of the leases include escalation clauses and one provides for percentage rent based on gross sales. The expiration dates of the leases range from 2003 to 2014, not including renewal options.

        We entered into all of the real estate leases with Mr. Schulze and the Partnership prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest. We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transactions. Prior to Board approval, the Finance and Investment Policy Committee of the Board must first determine that any real estate transaction with an insider has terms that are more favorable to us than terms available from unaffiliated third parties.

        We also lease, on a non-exclusive basis, airplanes from a corporation owned by Mr. Schulze and the Trust (the "Corporation"). Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. We pay an hourly rate to the Corporation for use of the planes. The total amount paid to the Corporation during the fiscal year ended March 2, 2002, was approximately $700,000.

        In January 2001, in connection with the acquisition of Musicland, we entered into a four-year consulting agreement with Jack W. Eugster, the former chairman, president and chief executive officer of Musicland. Under the consulting agreement, Mr. Eugster provides consulting services with respect to developing marketing strategies, identifying business synergies and strategies, and resolving business integration issues and legal issues regarding Musicland and its subsidiaries. For his services, Mr. Eugster receives consulting fees of $1 million per year plus reasonable business expenses. We also make contributions of up to $100,000 per fiscal year out of our regular charitable contribution budget to charitable organizations of Mr. Eugster's choice, subject to our charitable giving objectives.

        In May 2001, we loaned funds to Darren R. Jackson, Executive Vice President - Finance and Treasury, and Chief Financial Officer, to assist Mr. Jackson with relocation expenses. The loan is evidenced by a promissory note payable to Best Buy in the original principal amount of $162,662. The note bears interest at a rate of 5% per year payable annually and matures on September 18, 2003. As of March 31, 2002, the outstanding principal amount of the note was $108,441.

EXECUTIVE COMPENSATION

Compensation and Human Resources Committee Report on Executive Compensation

Overview and Philosophy

        Three directors who are not employees of Best Buy serve on the Compensation and Human Resources Committee of the Board (the "Committee"). They are responsible for determining and periodically evaluating the way we compensate our directors and officers. Annually, the Committee determines the compensation of the Chief Executive Officer and each of the other executive officers. The objective is to provide a compensation program that attracts and retains superior management talent, rewards individual performance and compensates executives based on our success and increases in our shareholder value.

        We compensate our executive officers at a level approximately in the middle of the range of compensation of executives in similar positions at other companies in the retail industry and of a similar size. Our executives may earn more or less than their counterparts in comparable companies because their compensation depends in part on our annual and long-term performance, as well as their own individual performance. When the Committee set the levels of executive compensation for the 12-month period ended March 31, 2002, it considered the executive compensation of key competitors as disclosed in their proxy statements. The Committee also considered relevant information from services that report on developments in executive salary and benefits.

Executive Officer Compensation Program

        The three components of the executive officer compensation program are base salary, an annual incentive compensation plan and long-term incentive compensation in the form of stock options and restricted stock awards. Executive officers are eligible for various benefits including participation in our health plan and Retirement Savings Plan, which are generally available to our employees. Executive officers can also participate in our Deferred Compensation Plan.

        Base Salary.    The Committee determines base salary levels for executive officers early in the fiscal year. Members of the Committee consider individual experience, performance and annual expectations for each of the officers. They also look at the base salaries of executive officers in comparable companies. The base salaries of executive officers have generally been set to be comparable to the midpoint of their peers in similar companies. The salary levels for our executive officers for the 12-month period ended March 31, 2002, were approximately equal to the midpoint of similarly situated executive officers in comparable companies, adjusted based on individual performance.

        Annual Incentive Compensation.    In fiscal 2002, our executive officers and other members of management participated in a shareholder-approved incentive compensation plan (the "Incentive Plan"). The Incentive Plan provides incentive compensation for eligible employees based on a measure of "Economic Value Added," or "EVA®" of Best Buy and attainment of individual performance goals.

        The purpose of the Incentive Plan is to use incentive compensation to motivate performance by linking incentive pay to improvements in our EVA over the long-term. EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. EVA is used to measure performance for incentive compensation to make participants in the Incentive Plan accountable not only for the earnings we generate, but also for the economic cost of the capital we employ to generate those earnings.

        The Incentive Plan is administered by the Committee. In the first quarter of each fiscal year, the Committee determines which employees are eligible to participate. The Incentive Plan is a multi-year incentive plan intended to motivate participants to make decisions to increase shareholder value over the long-term. Therefore, rather than setting a target level of EVA for only one year, the Committee sets target levels of annual EVA improvement for each of the next three years.

        The Committee also determines target incentive compensation awards available to each plan participant expressed as a percentage of the participant's base salary. The percentage is based on the participant's job responsibilities and levels of incentive compensation earned by individuals in comparable positions in the marketplace. The amount of incentive compensation calculated for a participant in any given year is determined by adjusting the participant's target incentive compensation upward or downward based on the amount by which actual EVA for the year exceeds or falls short of target EVA. Certain minimum levels of EVA must be generated in order for incentive compensation to be accrued in any given year. The amount of incentive compensation that may be accrued is uncapped and varies proportionately with the level of actual EVA achieved relative to the target EVA. The amount of incentive compensation determined for most participants may also be reduced if the participant fails to achieve other financial or non-financial individual performance objectives.

        After a participant's annual incentive compensation has been determined, the amount is credited to the participant's "bonus bank." The participant is then paid from the "bonus bank" an amount up to the target incentive compensation for the current year plus one-third of any remaining "bonus bank" balance. Amounts in a participant's "bonus bank" in excess of two times the participant's annual target bonus also are paid to the participant. If a participant's employment with Best Buy or our subsidiaries terminates, his or her "bonus bank" will be reduced to zero and no further payments will be made. In addition, the amount in a participant's "bonus bank" may be reduced to zero if certain future minimum levels of EVA are not met. While the amount of incentive compensation that may be accrued is unlimited, the maximum amount of compensation under the Incentive Plan that may be paid to a participant during any one calendar year is $5 million.

        Stock Options and Restricted Stock Awards.    We use stock options and restricted stock awards as long-term incentives for executive officers and other employees as described below.

The objectives of these programs are to further our growth and general prosperity by enabling executive officers, as well as other employees, to acquire shares of Best Buy Common Stock. The executive officers are principally responsible for administering our affairs, and we depend upon their judgement, initiative and effort to conduct our business successfully. Therefore, stock options and restricted stock awards increase their personal financial involvement in Best Buy and encourage them to run the business in a way that increases shareholder value.

        Our shareholder-approved 1997 Employee Non-Qualified Stock Option Plan, as amended (the "Employee Option Plan"), gives the Committee the discretion to award stock options to executive officers and certain other employees of Best Buy and our subsidiaries. The Committee awards these options subjectively without specific criteria. The Employee Option Plan authorizes us to grant stock options to certain categories of employees to purchase up to 60 million shares in the aggregate of Best Buy Common Stock. These stock options expire after 10 years and vest 25% per year over four years beginning one year after the date of grant. The exercise prices for these options generally are our stock's closing prices, as quoted on the NYSE, on the grant dates.

        The Committee grants stock option awards under the Employee Option Plan at levels calculated to be competitive within both the retail industry and a broader group of comparable companies. There are approximately 14,000 employees eligible to receive options under the Employee Option Plan. These employees include: (i) key executive personnel, including officers, senior management employees and members of the Board who are employees of Best Buy or our subsidiaries; (ii) staff management employees, including managers, supervisors and their functional equivalents for warehousing, service, merchandising, leaseholds, installation, and finance and administration; (iii) line management employees, including retail stores and field managers, supervisors and their functional equivalents; and (iv) any employee who has served continuously for 10 or more years.

        Restricted stock awards also enable us to attract and retain individuals with the talent to perform services that advance our interests. Our shareholder-approved Best Buy 2000 Restricted Stock Award Plan, as amended (the "Stock Plan"), authorizes us to issue up to 1.5 million shares of Best Buy Common Stock to our employees, currently numbering approximately 94,000, as well as to directors, consultants and independent contractors of Best Buy. The Stock Plan gives the Committee the discretion to determine, among other things, when stock awards will be made, the participants who will receive the awards and the number of shares awarded to each participant.

        No more than 25% of an award made under the Stock Plan may vest upon grant and no more than 25% per year may vest on each of the first three anniversaries of the grant date. Shares issued under the Stock Plan are restricted so that in the event a participant's employment or service with Best Buy or our subsidiaries terminates, other than for death, disability or retirement, the unvested shares will be forfeited. In addition, unvested shares are subject to transfer restrictions. We recognized compensation expense of $2,387,000 under the Stock Plan for fiscal 2002.

Chief Executive Officer Compensation

        Mr. Schulze has served as an officer and director of Best Buy since its inception in 1966 and currently serves as Chairman and Chief Executive Officer. On February 25, 2002, we announced that Mr. Schulze has elected to relinquish his responsibilities as Chief Executive Officer effective on June 30, 2002, while continuing to serve as Chairman of the Board.

        The Committee set Mr. Schulze's base salary for the period April 1, 2001, to March 31, 2002, at $1.05 million, unchanged from his base salary in the previous year. The decision not to increase Mr. Schulze's base salary for the period was consistent with an action taken to forego base salary increases for Best Buy executive officers in general in view of the economic environment projected at the beginning of fiscal 2002. In addition, for the fiscal year ended March 2, 2002, Mr. Schulze was awarded incentive compensation of $2,480,625, of which $1,701,875 was actually paid or deferred pursuant to our Deferred Compensation Plan. The remainder of Mr. Schulze's incentive compensation is maintained in his "bonus bank" and is subject to forfeiture.

        Mr. Schulze also received options during fiscal 2002 under the Employee Plan to purchase 375,000 shares of Best Buy Common Stock at an exercise price of $37.06 per share, the closing price, as quoted on the NYSE, on the date of grant, as split-adjusted. While the number of options granted is discretionary and not subject to specific criteria, the Committee considered Mr. Schulze's contributions in leading Best Buy to continued improvement in financial performance, the increase in our earnings from $347 million in fiscal 2000 to $396 million in fiscal 2001 and the achievement of positive EVA. The Committee also considered the number of shares granted to chief executive officers of comparable companies in determining the number of options to be granted to Mr. Schulze.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Frank D. Trestman, Chairman Kathy J. Higgins Victor James C. Wetherbe

Compensation Committee Interlocks and Insider Participation

        Our Compensation and Human Resources Committee consists of Mr. Trestman (Chairman), Ms. Higgins Victor and Dr. Wetherbe. No current or former employee of Best Buy or our subsidiaries is a member of the Compensation and Human Resources Committee.

Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer and the next four most highly compensated executive officers.

Long-Term Compensation
		Annual Compensation (1)		Number of Securities Underlying Options
Name and Title	Fiscal Year				All Other Compensation (4)
		Base Salary	Bonus (2)
Richard M. Schulze Founder, Chairman, Chief Executive Officer	2002 2001 2000	$1,050,000 1,050,000 1,000,000	$1,701,875 1,117,789 1,550,792	375,000 600,000 150,000	$31,379 28,255 24,890
Bradbury H. Anderson Vice Chairman	2002 2001 2000	766,500 766,500 730,000	745,421 489,591 679,247	225,000 240,000 90,000	13,333 12,607 10,590
Allen U. Lenzmeier President, Chief Operating Officer	2002 2001 2000	590,625 551,250 525,000	505,700 305,156 423,366	112,500 206,250 56,250	12,265 11,105 8,590
Wade R. Fenn (3) Former President of Entertainment and Strategic Business Development	2002 2001 2000	551,250 551,250 525,000	464,612 305,156 423,366	60,000 243,750 56,250	3,985 4,206 3,590
Kevin P. Freeland President, Musicland Stores Corporation	2002 2001 2000	461,008 351,323 327,867	396,132 151,181 218,900	82,500 33,750 33,750	5,465 3,716 3,902

1)
Our Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. This plan also provides for matching contributions which, when combined with the employer match under our Retirement Savings Plan, does not exceed the maximum allowable employer contribution under federal tax law. Amounts shown as Base Salary and Bonus are before any deferrals.

2)
Our executive officers and certain other members of management participate in the Incentive Plan. A portion of the annual incentive amount accrued may be maintained in a "bonus bank" and is subject to forfeiture. A description of the Incentive Plan is found in Executive Officer Compensation Program-Annual Incentive Compensation beginning on page 12. Amounts shown for fiscal 2002 do not include the following amounts of incentive compensation earned but not paid in fiscal 2002 as maintained in the officers' "bonus banks": Mr. Schulze, $778,750; Mr. Anderson, $341,093; Mr. Lenzmeier, $231,400; Mr. Fenn, $212,599 (which amount was forfeited as a result of Mr. Fenn's resignation on May 1, 2002); and Mr. Freeland, $181,263.

3)
Mr. Fenn resigned as President of Entertainment and Strategic Business Development and terminated employment with Best Buy effective on May 1, 2002.

4)
Includes the portions of premiums paid by us for life insurance coverage exceeding $50,000 ("A"), the officers' portions of our contribution to the Retirement Savings Plan ("B"), the officers' portions of our contribution to the Deferred Compensation Plan ("C"), and the premiums paid by us for split-dollar life insurance ("D"), as follows:

	Fiscal Year	"A"	"B"	"C"	"D"
Richard M. Schulze	2002 2001 2000	$3,861 2,336 390	$3,039 3,610 1,634	$3,179 1,009 1,566	$21,300 21,300 21,300
Bradbury H. Anderson	2002 2001 2000	1,346 1,139 390	3,400 3,877 2,560	1,587 591 640	7,000 7,000 7,000
Allen U. Lenzmeier	2002 2001 2000	2,516 2,128 390	3,227 3,499 2,560	1,522 478 640	5,000 5,000 5,000
Wade R. Fenn	2002 2001 2000	585 495 390	3,400 3,711 2,560	— — 640	— — —
Kevin P. Freeland	2002 2001 2000	585 495 550	4,159 2,894 2,560	721 327 792	— — —

Stock Options Granted and Exercised

        The following tables summarize the options granted to and exercised by the Chief Executive Officer and the next four most highly compensated executive officers of Best Buy during the fiscal year ended March 2, 2002. They also show the value of all options held by these individuals at the end of fiscal 2002.

Option Grants in Fiscal 2002

Individual Grants
			% of Total Options Granted to Employees in Fiscal 2002			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options
				Exercise Price ($/Share)	Expiration Date
						5%	10%
Richard M. Schulze	375,000 7,500	(1) (2)	4.26 0.09%	$37.06 37.06	4-26-11 4-26-11	$8,740,000 175,000	$22,149,000 443,000
Bradbury H. Anderson	225,000 7,500	(1) (2)	2.56 0.09	37.06 37.06	4-26-11 4-26-11	5,244,000 175,000	13,289,000 443,000
Allen U. Lenzmeier	112,500 7,500	(1) (2)	1.28 0.09	37.06 37.06	4-26-11 4-26-11	2,622,000 175,000	6,645,000 443,000
Wade R. Fenn	60,000	(1)	0.68	37.06	4-26-11	1,398,000	3,544,000
Kevin P. Freeland	60,000 22,500	(1) (1)	0.68 0.26	37.06 30.31	4-26-11 9-19-11	1,398,000 429,000	3,544,000 1,087,000

The price of one share of Best Buy Common Stock acquired at $30.31 and $37.06 would equal approximately $49.37 and $60.37, respectively, when compounded at 5% over a 10-year term, and $78.61 and $96.12, respectively, when compounded at 10% over a 10-year term.

1)
Number of shares issuable upon the exercise of options granted on April 27, 2001, or September 20, 2001, under the Best Buy Co., Inc. 1997 Employee Non-Qualified Stock Option Plan, as amended. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

2)
Number of shares issuable upon the exercise of options granted on April 27, 2001, under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended. The options are exercisable as of the date of grant and have a 10-year term.

Option Exercises during Fiscal 2002 and Value of Options at End of Fiscal 2002

			Number of Unexercised Options at End of Fiscal 2002		Value of Unexercised In-the-Money Options at End of Fiscal 2002 (1)
Name	Shares Acquired on Exercise	Realized Value (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Schulze	268,500	$8,596,333	834,000	1,012,500	$22,856,390	$7,715,500
Bradbury H. Anderson	—	—	1,117,500	540,000	40,611,350	5,391,900
Allen U. Lenzmeier	119,250	4,654,535	405,937	351,563	12,562,888	3,136,688
Wade R. Fenn	350,550	12,783,126	417,187	317,813	12,705,063	2,905,663
Kevin P. Freeland	11,250	463,200	167,812	173,438	5,428,113	2,666,763

1)
Value based on the market value of Best Buy Common Stock on the date of exercise or at the end of fiscal 2002, as applicable, minus the exercise price.

Comparative Stock Performance

        The graph below compares the cumulative total shareholder return on Best Buy Common Stock for the last five fiscal years with the cumulative total return on an industry index of hardlines specialty retailers that are similar to Best Buy (the "Industry Index"). The Industry Index includes Circuit City Stores, Inc.; Good Guys, Inc.; Home Depot, Inc.; Office Depot, Inc.; Staples, Inc.; Tweeter Home Entertainment Group, Inc.; and RadioShack Corporation. The graph also compares our return to the S&P 500 Companies Index, published by Standard & Poors (the "Broad Market Index"), of which we are a component, over the same period.

COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURNS
ON COMMON STOCK OF BEST BUY CO., INC.,
INDUSTRY INDEX AND BROAD MARKET INDEX*

The graph assumes an investment of $100 at the close of trading on March 1, 1997, the last trading day of fiscal 1997, in Best Buy Common Stock, the Industry Index and the Broad Market Index.

*  Cumulative Total Returns assumes dividend reinvestment.

Source: Media General Financial Services

Retirement Savings Plan

        The Best Buy Retirement Savings Plan (the "Retirement Plan") is intended to meet the requirements of Internal Revenue Code Section 401(k). The Retirement Plan is available to employees of Best Buy and our subsidiaries who have been employed for at least six months, have worked a minimum of 500 hours in a rolling six-month period, and are at least 21 years of age. Eligible employees may choose to contribute up to 20% of their pre-tax earnings, subject to certain limitations. Employee contributions vest immediately.

        We match employee contributions at rates as determined from time to time by the Board. During the fiscal year ended March 2, 2002, the employer match was 50% of the first 5% of participating employees' pre-tax earnings. The employer matching contributions vest according to a five-year schedule. For fiscal 2002, the total matching contribution was $10,248,819, including $17,225 in the aggregate for the Chief Executive Officer and the next four most highly compensated executive officers.

        Although we currently intend to continue the Retirement Plan, as well as to make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion. If the Retirement Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. American Express Trust Company is the trustee for the Retirement Plan.

Deferred Compensation Plan

        We have a non-qualified, unfunded Deferred Compensation Plan. Only certain management and other highly compensated employees, as determined by us at our sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. The Deferred Compensation Plan also provides for employer matching contributions to employees which, when combined with the employer match under the Retirement Plan, does not exceed the maximum allowable employer contribution under federal tax law. Amounts deferred and contributed under the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, rather a measurement of performance.

        Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in the employer matching contributions according to a five-year schedule provided in the Deferred Compensation Plan. During the fiscal year ended March 2, 2002, the employer match was 50% of the first 5% of a participating employee's eligible pre-tax earnings, or $760,093, including $7,009 in the aggregate for the Chief Executive Officer and the next four most highly compensated executive officers. Although we currently intend to continue the Deferred Compensation Plan, as well as make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion.

Directors' Compensation

        Each of our non-employee directors received $25,000 plus expenses for his or her services as a director in fiscal 2002. Each committee chairperson received an additional $3,000 fee and each non-employee committee member received an additional fee of $500 for each committee meeting attended. On April 27, 2001, we granted each director an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $37.06 per share under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended (the "1997 Directors' Plan"), described below. As of March 31, 2002, directors, including directors who are employees of Best Buy, had options outstanding to purchase 648,750 shares of Best Buy Common Stock, at prices ranging from $2.13 to $46.75 per share. These options were granted under both the 1997 Directors' Plan and the Best Buy Co., Inc. 1987 Directors' Non-Qualified Stock Option Plan, as amended (the "1987 Directors' Plan"), described below. During fiscal 2002, Mr. Eugster, Mr. Kaplan and Mr. Trestman realized appreciation of $348,160, $1,385,740 and $1,903,800, respectively, from the exercise of options.

Directors' Non-Qualified Stock Option Plans

        Options granted under the 1987 Directors' Plan, which expired on May 1, 1997, vest immediately and can be exercised over a period of five years after the date of grant. Options to purchase 3,588,000 shares of Best Buy Common Stock had been granted under the 1987 Directors' Plan. As of March 31, 2002, options to purchase 30,000 shares remain outstanding.

        The 1997 Directors' Plan authorizes us to issue options to purchase 4.2 million shares. The Compensation and Human Resources Committee determines the number of options to be granted to directors on a discretionary basis without specific criteria. These options generally vest immediately and can be exercised over a 10-year period. However, effective December 3, 1999, in the event a director who is not an employee of Best Buy resigns or is removed from the Board prior to the end of the term to which he or she has been elected or appointed (the "Term End"), all of his or her outstanding options will expire at the Term End so long as the resignation or removal is not due to health reasons. The exercise prices for 1997 Directors' Plan options are generally the closing prices of Best Buy Common Stock, as quoted on the NYSE, on the dates of grant. As of March 31, 2002, we had granted options to purchase 963,750 shares of Best Buy Common Stock under the 1997 Directors' Plan, and options to purchase 618,750 shares remain outstanding.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our equity securities file initial reports of ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. They must also file reports of changes in ownership of Common Stock and other equity securities of Best Buy with the SEC and the NYSE. In addition, they are required by SEC regulations to give us copies of all Section 16(a) reports that they file with the SEC.

        Management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended March 2, 2002, except for the following reports that were late due to our administrative error: report of the acquisition of shares directly owned by James L. Tweten, report of gift of shares made by and sale of shares directly owned by Frank D. Trestman, report of initial ownership of securities by Peter A. Bosse, report of gift of shares made by and receipt of stock options by Philip J. Schoonover, report of gift of shares made by Wade R. Fenn and reports of receipt of stock options by Bradbury H. Anderson, Gary L. Arnold, Clark T. Becker, Nancy C. Bologna, Brian J. Dunn, Donald G. Eames, Kevin P. Freeland, Marc D. Gordon, Thomas C. Healy, Susan S. Hoff, Darren R. Jackson, Joseph M. Joyce, Michael P. Keskey, Tamara A. Kozikowski, Allen U. Lenzmeier, Michael A. Linton, Michael London, George Z. Lopuch, Michael W. Marolt, David J. Morrish, Mark D. Overgard, Joseph S. Pagano, Charles A. Scheiderer, Richard M. Schulze, John R. Thompson, James L. Tweten, John C. Walden, Robert T. Blanchard, Jack W. Eugster, Kathy J. Higgins Victor, Mark C. Thompson, Frank D. Trestman, Hatim A. Tyabji and James C. Wetherbe.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is composed of four members and acts under a written Charter adopted and approved by the Board of Directors. A copy of the current Charter is attached to this proxy statement as Appendix A. All members of the committee meet the NYSE definitions of independence and financial literacy for audit committee members.

        The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended March 2, 2002. Included in the committee's review was a discussion with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

        The Audit Committee reviewed with Ernst & Young LLP, our independent auditor, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles and such other matters required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditor the auditor's independence from management and Best Buy including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reviewed the types of non-audit services provided and the amount of fees paid to the independent auditor in fiscal 2002 for both audit and non-audit services. In reliance on the reviews and discussions with management and the independent auditors, the Audit Committee believes that the non-audit services provided by Ernst & Young LLP are compatible with, and did not impair, auditor independence. While the Audit Committee believes that the non-audit services rendered by Ernst & Young LLP during fiscal 2002 are compatible with Ernst & Young LLP maintaining its independence, the Audit Committee nevertheless has recommended to the Board of Directors, and the Board has adopted, a policy pursuant to which our independent auditor can no longer be engaged to provide services which are not audit or audit-related services, except that Ernst & Young LLP may complete the tax projects for which it has already been engaged and, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee may authorize exceptions to the foregoing policy.

        The Audit Committee also discussed with our internal and independent auditor the overall scope and plans for their respective audits. The committee meets with the internal and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 2, 2002, to be filed with the SEC. The committee and the full Board have also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as our independent auditor.

AUDIT COMMITTEE
Frank D. Trestman, Chairman Robert T. Blanchard Mark C. Thompson Hatim A. Tyabji

RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors has appointed Ernst & Young LLP as our independent auditor for the fiscal year that began March 3, 2002. We will ask shareholders to approve Ernst & Young LLP as the independent auditor at the Meeting. Ernst & Young LLP has served as our auditor since 1994. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will be able to make a statement if they wish and will be able to respond to appropriate questions from shareholders.

Audit Fees

        Ernst & Young LLP billed us an aggregate of $478,000 in fees for professional services rendered in connection with the audit of our financial statements for the fiscal year ended March 2, 2002, and the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during that fiscal year.

All Other Fees

        Ernst & Young LLP billed us an aggregate of $4,301,000 in fees for other services rendered for the fiscal year ended March 2, 2002, including audit-related service fees of $1,129,000 and non-audit service fees of $3,172,000. Audit-related service fees include fees for business acquisitions, internal audit, accounting consultations and SEC filings. Non-audit fees were principally fees for tax planning services. Active discussions between management, the Audit Committee and Ernst & Young LLP are held on a quarterly basis to ensure the services provided by Ernst & Young LLP do not impair auditor independence.

        The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Ernst & Young LLP.  If the appointment is not approved by the shareholders, the Board is not required to appoint other auditors. However, the Board will give consideration to an unfavorable vote.

OTHER BUSINESS

        Management and the Board of Directors are not aware of any other items of business that need to be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the people named in the enclosed proxy card will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

        Shareholder proposals for consideration at the 2003 Regular Meeting of Shareholders must be received at our principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, no later than January 10, 2003.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Dated: June 5, 2002

Appendix A

BEST BUY CO., INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Organization

        This Charter governs the operations of the Audit Committee (Committee). This Charter will be reviewed and reassessed by the Committee and approved by the Board of Directors (Board) at least annually. The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if, in the determination of the Board they meet the New York Stock Exchange definition of independence. All Audit Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of this Committee. At least one member will have accounting or related financial management expertise as determined by the Board.

Statement of Policy

        The Committee will provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and the investment community relating to the Company's:

•
Financial statements and financial reporting processes
•
Systems of internal accounting, financial and operational controls
•
Internal Audit function
•
Annual independent audit of the Company's financial statements
•
Ethics programs, including the Code of Ethical Business Conduct

        In so doing, the Committee will maintain free and open communication between the Board, independent auditors, internal auditors and financial management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention within the scope of this Charter, with full access to all relevant records, property and personnel of the Company, and with the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

        The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the

Company's accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

        While the Audit Committee has the specific responsibilities set forth in this Charter, the Audit Committee does not regularly conduct audits or determine that the Company's financial statements are accurate and in compliance with generally accepted accounting practices. Nor will the Audit Committee resolve disagreements, if any, between Company management and the independent auditors, or assure compliance with laws and regulations, and the Company's ethics policy. These are the responsibilities of Company management and the independent auditors, as applicable.

        The following presents the primary recurring responsibilities and processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

Independent Auditors

•
The Committee will review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries, as required.

•
The Committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services. In fulfilling this responsibility, the Committee is responsible for obtaining, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company. The Committee will also engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the independent auditors' objectivity and independence.

Internal Controls and Audit Process

•
The Committee will meet with Internal Audit, the independent auditors and appropriate management of the Company to review the overall scope and plans for their respective audits. The Committee will meet with these groups to discuss the adequacy and effectiveness of the Company's accounting, financial and operational controls, including the Company's system to monitor and manage business risk and ethical compliance programs, including the Code of Ethical Business Conduct. Further, the Committee shall meet separately with the internal auditors, the independent auditors and others as appropriate, periodically, with and without management present, to discuss the results of their examinations.

•
The Committee will meet with Internal Audit periodically to ensure their objectivity and coordination with external auditors, and to discuss any difficulties encountered during their respective audits.

Reporting

•
The Committee will review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K. This review will include discussion about management and the independent auditors' judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, these discussions will include a review of the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements. Further, the Committee will meet with management and the independent auditors prior to the issuance of the press release announcing the Company's financial results for the year to review findings with respect to the annual audit. Following completion of the annual audit, the Committee will review the auditor's recommendations to management as well as the results of procedures performed.

•
The Committee will review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman or designee of the Committee may represent the entire Committee for the purpose of this review.

Other

•
A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting.

•
The Committee will submit the minutes of all meetings or discuss the matters discussed at each Committee meeting with the Board.

BEST BUY CO., INC.
INTERNET AND TOLL-FREE TELEPHONE VOTING

Dear Shareholder:

Best Buy Co., Inc. encourages you to take advantage of the convenient ways to vote your shares, prior to the Tuesday, June 25, 2002, Regular Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed on the reverse side. If you signed up to receive proxy materials on the Internet, then you should have received an email message from us that contained your control number as well as voting materials and instructions. You cannot access the voting system without your control number. Please have the control number and proxy card in hand when you log on to the Internet or call.

1.	To vote over the Internet:
• Log on the Internet and go to the Web site: www.proxyvote.com
2.	To vote over the telephone (within the U.S. or Canada):
• On a touch-tone telephone, call 1-(800) 690-6903.

Your electronic vote authorizes the named Proxy Agents to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

PROXY	PROXY

BEST BUY CO., INC.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344

This Proxy is Solicited on Behalf of the Board of Directors
for the Regular Meeting of Shareholders—June 25, 2002

The shareholder(s) who sign on the reverse side hereby appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies and agents ("Proxy Agents"). As proxy agents, Schulze and Kaplan are charged with representing and voting as designated all of the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of the close of business on Friday, May 3, 2002. The vote will occur at the Regular Meeting of Shareholders, which will be held on Tuesday, June 25, 2002, at 2 p.m., Central Daylight Time. The undersigned, through their signature(s), ratifies all that the Proxy Agents may do on their behalf. The undersigned further acknowledges receipt of the Notice of 2002 Regular Meeting of Shareholders and the Proxy Statement in support of the Board of Directors' solicitation of proxies, which are dated June 5, 2002.

ELECTRONIC VOTING: Instructions to vote via the Internet or telephone are on the reverse side.
VOTING BY MAIL: Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.

Comments:

(If you noted comments above, please mark corresponding box on other side.)

(Continued on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.
7075 FLYING CLOUD DRIVE EDEN PRAIRIE, MN 55344
VOTE BY PHONE (WITHIN THE U.S. OR CANADA) -
1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides to you.
VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to BEST BUY CO, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
KEEP THIS PORTION FOR YOUR RECORDS
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BEST BUY CO, INC.
This proxy, when properly executed and returned to the Company, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
1.	Election of six Class 1 Directors —	☐	☐	☐
	01) Bradbury H. Anderson, 02) Kathy J. Higgins Victor,	For	Withhold	For All
	03) Allen U. Lenzmeier, 04) Mark C. Thompson, 05) Frank D. Trestman	All	All	Except*
and 06) James C. Wetherbe
(*Except nominee(s) written below)

Vote On Proposal
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.	☐ For	☐ Against	☐ Abstain
3.	In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.
	For comments, check box to the right, and note on the reverse side	☐

Please date and sign exactly as your name appears and return promptly in the accompanying postpaid envelope. If shares are held by joint tenants or as community property, both shareholders should sign.

Signature	Date	Signature (Joint Owners)	Date

QuickLinks

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF BEST BUY CO., INC., INDUSTRY INDEX AND BROAD MARKET INDEX
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER BUSINESS
PROPOSALS FOR THE NEXT REGULAR MEETING
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS